Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-274796) pertaining to the IL Makiage Cosmetics (2013) Ltd. - 2020 Equity Incentive Plan, ODDITY Tech Ltd. 2023 Incentive Award Plan, and ODDITY Tech Ltd. 2023 Employee Share Purchase Plan of ODDITY Tech Ltd. of our reports dated March 17, 2026, with respect to the consolidated financial statements of ODDITY Tech Ltd., and the effectiveness of internal control over financial reporting of ODDITY Tech Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2025.

/s/ KOST FORER GABBAY & KASIERER
KOST FORER GABBAY & KASIERER
A Member of EY Global

Tel Aviv, Israel

March 17, 2026